Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578, jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Clarifies Earnings Guidance

SPOKANE, Wash. – Dec. 12, 2006: Avista Corp. (NYSE: AVA) announced today that it has priced an offering of additional shares of common stock.

On Nov. 1, 2006, the company issued a press release relating to its earnings for the quarter ended Sept. 30, 2006, which contained forward-looking statements regarding Avista’s previously announced earnings guidance for 2007. Among the assumptions underlying the statements was that Avista would issue up to four million shares of common stock. Avista had previously disclosed in its filings with the Securities and Exchange Commission that it was contemplating making common stock issuances from time to time and that it had received regulatory approval to issue up to seven million shares of common stock.

This press release is being issued only for purposes of clarification of the Nov. 1, 2006, earnings press release and not to update nor confirm previous earnings guidance.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 341,000 electric and 298,000 natural gas customers in three western states. Avista’s non-regulated subsidiaries include Advantage IQ and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding earnings guidance. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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